AGENCY AGREEMENT
____________, 2006
Digifonica International Corp. (f/k/a Moliris Corp.)
Suite 1424 — 4710 Kingsway,
Burnaby, BC
V5H 2M2
Attention:     President
Dear Sirs:
Re:     Private Placement of Units
Loewen Ondaatje McCutcheon Limited (the “Agent”) understands that:
(a)	Digifonica International Corp., a Florida corporation formerly known as Moliris Corp. (the “Corporation”) is authorized to issue, among other things, 50,000,000 Common Shares and 1,000,000 Class B Shares (each as hereinafter defined);

(b)	as at August 1, 2006, 22,548,600 Common Shares and no Class B Shares were outstanding as fully paid and non-assessable shares and as at August 1, 2006, no Common Shares or Class B Shares were reserved for issuance pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities and other rights to acquire Common Shares (as hereinafter defined);

(c)	the Corporation is prepared to issue and sell up to 2,500,000 Units (as hereinafter defined), at a price of US$2.00 per Unit, each Unit consisting of one Common Share and one half of one warrant (each whole warrant a “Warrant”), and each Warrant being exercisable to acquire one Common Share at an exercise price of US$2.50 per Common Share for a period of 12 months after the Closing Date (as hereinafter defined), or at an exercise price of US$3.00 per Common Share for a period of 13 to 24 months after the Closing Date for maximum aggregate gross proceeds of US$5,000,000 on the terms and subject to the conditions contained hereinafter. For greater certainty, the Purchase Price of US$2.00 per Unit will be allocated as to US$1.99 to the Common Share and as to US$.01 to the one half of one Warrant; and

(d)	In addition, if a Going Public Transaction (as hereinafter defined) is not completed within 9 months following the Closing Date (the “Penalty Date”) the Corporation shall issue additional Common Shares (“Penalty Shares”) equal to 10% of the dollar value of the Common Shares (with the Common Shares being valued at US$1.99 per Common Share) each Purchaser (as hereinafter defined) initially purchased in the Offering. Such Penalty Shares will be issued as liquidated damages for the delay to complete such listing or quotation and obtain such reporting issuer status.
Based upon the understanding of the Agent set out above and upon the terms and subject to the conditions contained hereinafter, upon the acceptance hereof by the Corporation, the Corporation hereby appoints

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the Agent to act as the sole and exclusive agent of the Corporation to solicit, on a best efforts basis, offers to purchase the Offered Securities (as hereinafter defined), and the Agent hereby agrees to act as such agent. It is understood and agreed that the Agent is under no obligation to purchase any of the Offered Securities, although the Agent may subscribe for and purchase Offered Securities if it so desires.
The terms and conditions of this Agreement are as follows:
1.	Definitions, Interpretation and Schedules
(a)	Definitions: Whenever used in this Agreement:
(i)	“1933 Act” means the Securities Act of 1933 (United States), as amended;

(ii)	“Agent” means Loewen Ondaatje McCutcheon Limited;

(iii)	“Agreement” means the agreement resulting from the acceptance by the Corporation of the offer made by the Agent herein, including the Schedules attached hereto, as amended or supplemented from time to time;

(iv)	“Ancillary Documents” means all agreements, certificates (including the Warrant Certificates and the Broker Warrant Certificate) and documents executed and delivered, or to be executed and delivered, by the Corporation in connection with the transactions contemplated by this Agreement or the Subscription Agreements and includes the Subscription Agreements;

(v)	“Auditor” means HLB Cinnamon Jang Willoughby, LLP, the auditors of the Corporation;

(vi)	“Broker Shares” means the Common Shares which may be issued on the exercise of the Broker Warrant;

(vii)	“Broker Warrant” means the non-transferable broker warrant which will entitle the Agent to acquire Common Shares equal in number to 7% of the number of Offered Securities sold at any time commencing on the Closing Date and continuing until the date which is 12 months after the date on which the Common Shares issuable upon the exercise of the Broker Warrant may first be publicly resold by the Agent in Canada or the United States at an exercise price that is equal to the issuance price of each Unit sold under the Offering;

(viii)	“Broker Warrant Certificate” means the certificate representing the Broker Warrant;

(ix)	“Business Day” means a day which is not a Saturday, Sunday or a statutory or civic holiday in the City of Toronto, Province of Ontario;

(x)	“Class B Shares” means the shares of Class B Common Stock, no par value, that the Corporation is authorized to issue as constituted on the date hereof;

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(xi)	“Closing” means the purchase and sale of the Offered Securities subscribed for by the Purchasers pursuant to the Subscription Agreements;

(xii)	“Closing Date” means August 9, 2006 or such other date as the Corporation and the Agent may mutually agree upon in writing;

(xiii)	“Closing Time” means 2:00 p.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Corporation and the Agent may mutually agree upon in writing;

(xiv)	“Common Shares” means the shares of Class A Common Stock, par value $0.001 per share, that the Corporation is authorized to issue as constituted on the date hereof;

(xv)	“Corporation” means Digifonica International Corp., a corporation incorporated under the laws of the State of Florida, and includes any successor corporation thereto;

(xvi)	“Directed Selling Efforts” means “directed selling efforts” as defined in Regulation S;

(xvii)	“Exchange Act” means the Securities Exchange Act of 1934 (United States), as amended.

(xviii)	“General Solicitation or General Advertising” means “general solicitation or general advertising” as used in Rule 502(c) of Regulation D;

(xix)	“Going Public Transaction” means a public offering of Common Shares pursuant to a prospectus filed and receipted under the Ontario Act or similar document filed under applicable securities laws in one or more of the provinces in Canada which results in the Corporation becoming a reporting issuer in a province of Canada and an effective registration statement filed with the SEC, and which results in the Common Shares of the Corporation (or the securities of a successor issuer) being listed and posted for trading on the Toronto Stock Exchange, Tier 1 or Tier 2 of the TSX Venture Exchange, NASDAQ or American Stock Exchange;

(xx)	“Material Adverse Effect” means any adverse change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the condition (financial or otherwise), results of operations, business, properties, prospects, assets or liabilities (contingent or otherwise) of the Corporation or any Subsidiary.

(xxi)	“Offered Securities” means up to 2,500,000 Units to be issued and sold at the Purchase Price under the Offering;

(xxii)	“Offering” means the offering for sale by the Corporation on a private placement basis of the Offered Securities;

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(xxiii)	“Offering Jurisdictions” means the Provinces of British Columbia, Alberta, Ontario, the United States and the states and territories thereof and such other provinces and territories of Canada and other jurisdictions as may be mutually agreed upon by the Agent and the Corporation where the Offered Securities are offered to prospective purchasers or those provinces, territories or other jurisdictions where Purchasers reside, as the context permits or requires;

(xxiv)	“Ontario Act” means the Securities Act (Ontario) and the regulations thereunder, together with the instruments, policies, rules, orders, codes, notices and interpretation notes of the Ontario Securities Commission, as amended, supplemented or replaced from time to time;

(xxv)	“Penalty Date” has the meaning ascribed thereto in paragraph (d) of the first page of this Agreement;

(xxvi)	“Penalty Shares” has the meaning ascribed thereto in paragraph (d) of the first page of this Agreement;

(xxvii)	“Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of any nature or kind whatsoever;

(xxviii)	“Purchase Price” means the price to be paid by the Purchasers for each Offered Security under the Offering, being US$2.00 per Unit;

(xxix)	“Purchasers” means the purchasers of the Offered Securities collectively;

(xxx)	"Regulation D” means Regulation D promulgated under the 1933 Act;

(xxxi)	"Regulation S” means Regulation S promulgated under the 1933 Act;

(xxxii)	"SEC” means the United States Securities and Exchange Commission.

(xxxiii)	“SEC Filings” means all filings of the Corporation with the SEC pursuant to United States Securities Laws, including without limitation any registration statements, proxy or information statements, annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K.

(xxxiv)	“Securities Commissions” means the securities regulatory authorities of the Offering Jurisdictions collectively, as the case may be;

(xxxv)	“Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the securities regulatory authorities of, the applicable jurisdiction or jurisdictions collectively;

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(xxxvi)	“Subject Shares” means the Unit Shares, the Warrant Shares, the Broker Shares and the Penalty Shares collectively;

(xxxvii)	“Subscription Agreements” means the subscription agreements to be entered into between the Corporation and Purchasers with respect to the purchase of the Units;

(xxxviii)	“Subsidiaries” means, collectively, Digifonica (International) Limited, a corporation organized under the laws of Gibraltar; Digifonica Intellectual Properties Limited, a corporation organized under the laws of Gibraltar; Digifonica Canada Limited, a corporation organized under the laws of Canada; Shenzen Sino-Can Inter-Communication Technology Limited, a corporation organized under the laws of the Peoples Republic of China; Moliris Corp., a Texas corporation; and Moliris Packaging Corp., a Texas corporation;

(xxxix)	“Unit Shares” means the Common Shares comprising part of the Units;

(xl)	“United States” means the “United States” as defined in Regulation S;

(xli)	“Units” means the units of the Corporation being offered for sale by the Agent under the Offering, each Unit being comprised of one Unit Share and one-half of one Warrant;

(xlii)	“U.S. Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D;

(xliii)	"U.S. Person” means a “U.S. person” as defined in Regulation S;

(xliv)	"Warrant Certificates” means the certificates representing the Warrants;

(xlv)	“Warrant Shares” means the Common Shares which may be issued upon the exercise of the Warrants; and

(xlvi)	“Warrants” means the warrants of the Corporation, one-half of one Warrant comprising part of each Unit, with each whole Warrant to entitle the holder thereof to acquire one Warrant Share at any time from the date of issuance of the Warrants until 5:00 p.m. (Toronto time) on the date which is 24 months after the Closing Date, at an exercise price of US$2.50 per Warrant Share for 12 months from the Closing Date and $3.00 for a period of 13 to 24 months after the Closing Date.

(xlvii)	Other Defined Terms: Whenever used in this Agreement, the words and terms “affiliate”, “associate”, “material fact”, “material change”, “misrepresentation”, “senior officer” and “subsidiary” shall have the meaning given to such word or term in the Ontario Act unless specifically provided otherwise herein.

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(b)	Headings: The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(c)	Usage: The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

(d)	Plural and Gender: Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and neuter.

(e)	Drafting: The language in all parts of this Agreement shall be interpreted, in all cases, according to its fair meaning.

(f)	Currency: All references to monetary amounts in this Agreement are to United States dollars.

(g)	Schedules: The following Schedules are attached to this Agreement and are hereby incorporated by reference into and made a part of this Agreement for all purposes:

Schedule	Title
A	Officers’ Certificate
B	Agent’s Certificate
2.	The Offered Securities
(a)	Offered Securities: The Offered Securities are up to 2,500,000 Units, each Unit comprised of one Common Share and one-half of one Warrant.

(b)	The Warrants: The terms and conditions, and the material attributes and characteristics, of the Warrants shall be satisfactory to the Corporation and the Agent and consistent with the provisions of this Agreement. Such terms and conditions, and material attributes and characteristics, will be contained in the Warrant Certificates, which will contain, among other things, anti-dilution provisions and provisions for the appropriate adjustment in the class and number of Warrant Shares or other securities to be received on the exercise of Warrants upon the occurrence of any subdivision, consolidation or reclassification of the Common Shares or any payment of dividends or the amalgamation of, or other reorganization involving, the Corporation. Subject to adjustment in accordance with the provisions of the Warrant Certificates, each whole Warrant shall entitle the holder thereof to purchase one Warrant Share at any time commencing on the Closing Date and prior to 5:00 p.m. (Toronto time) on the date which is 12 months after the Closing Date at an exercise price of US$2.50 per Warrant Share, or on the date which is 13 to 24 months after the Closing Date, at an exercise price of US$3.00 per Warrant Share.

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3.	The Offering
(a)	Sale on Exempt Basis: The Agent will use its best efforts to arrange for Purchasers in the Offering Jurisdictions. The Agent shall offer for sale on behalf of the Corporation the Offered Securities in the Offering Jurisdictions in compliance with the Securities Laws of the Offering Jurisdictions and only to such Persons and in such manner so that, pursuant to the provisions of the Securities Laws of the Offering Jurisdictions, no prospectus, registration statement or offering memorandum or other similar document need be filed with, or delivered to, any Securities Commission in any Offering Jurisdiction in connection therewith. The Agent shall offer the Units for sale on behalf of the Corporation in the United States only through the Agent, pursuant to an exemption from the registration requirements of the 1933 Act, in compliance with applicable state Securities Laws and in accordance with section 10 hereof.

(b)	Agency Group: The Corporation agrees that, subject to the consent of the Corporation, such consent not to be unreasonably withheld, the Agent has the right to invite one or more investment dealers to form an agency group to participate in the soliciting of offers to purchase the Offered Securities. The Agent shall have the exclusive right to control all compensation arrangements between the members of the agency group; provided, however, that the Agent hereby acknowledges and agrees that the Corporation shall be obligated only to the Agent with respect to commissions owed by the Corporation pursuant to this Agreement, and the Agent hereby covenants and agrees to protect, indemnify and save harmless the Corporation and each Subsidiary from and against all claims of any member of the agency group other than the Agent for any fees, commissions or other compensation pursuant to this Agreement. The Corporation grants all of the rights and benefits of this Agreement to any investment dealer who is a member of any agency group formed by the Agent and appoints the Agent as trustee of such rights and benefits for all such investment dealers, and the Agent hereby accepts such trust and agrees to hold such rights and benefits for and on behalf of all such investment dealers. The Agent shall ensure that any investment dealer who is a member of any agency group formed by the Agent pursuant to the provisions of this subsection 3(b) or with whom the Agent has a contractual relationship with respect to the Offering, if any, agrees with the Agent to comply with the covenants and obligations given by the Agent herein.

(c)	Covenants of the Agent: The Agent covenants with the Corporation that (i) it will comply with the Securities Laws of the Offering Jurisdictions in which it solicits or procures subscriptions for Offered Securities in connection with the Offering, (ii) it will not solicit or procure subscriptions for Offered Securities so as to require the registration thereof or the filing of a prospectus with respect thereto under the laws of any jurisdiction, and (iii) it will obtain from each Purchaser an executed subscription agreement in a form acceptable to the Corporation and the Agent, acting reasonably. The Agent represents and warrants that it is, and, to the best of its knowledge, each member of any agency group formed by the Agent is, qualified so to act in the Offering Jurisdictions in which such member solicits or procures subscriptions for the Offered Securities.

(d)	Filings: The Corporation undertakes to file or cause to be filed all forms and undertakings required to be filed by the Corporation in connection with the Offering so

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that the distribution of the Offered Securities may lawfully occur in the Offering Jurisdictions without the necessity of filing a prospectus or an offering memorandum in Canada and the Agent undertakes to use commercially reasonable efforts to cause the Purchasers of the Offered Securities to complete (and it shall be a condition of closing in favour of the Corporation that the Purchasers complete and deliver to the Corporation) any forms and undertakings required by the Securities Laws of the Offering Jurisdictions. All fees payable in connection with such filings shall be at the expense of the Corporation.

(e)	No Offering Memorandum: Neither the Corporation nor the Agent shall (i) provide to prospective purchasers of Offered Securities any document or other material that would constitute an offering memorandum within the meaning of the Securities Laws of the Offering Jurisdictions or (ii) engage in any form of General Solicitation or General Advertising in connection with the offer and sale of the Offered Securities, including but not limited to, causing the sale of the Offered Securities to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display or the Internet, or otherwise, or conduct any seminar or meeting relating to any offer and sale of the Offered Securities whose attendees have been invited by a General Solicitation or General Advertising.
4.	Due Diligence

The Corporation shall allow the Agent to conduct all due diligence investigations, including meeting with senior management of the Corporation and the Auditor, as the Agent shall consider appropriate in connection with the Offering.

5.	Deliveries By Closing Time
(a)	Deliveries: By the Closing Time:
(i)	all actions required to be taken by or on behalf of the Corporation including, without limitation, the passing of all required resolutions of the directors, including committees of the directors, and shareholders of the Corporation, shall have occurred in order to complete the transactions contemplated by this Agreement and the Subscription Agreements, including, without limitation, to issue the Unit Shares, to create and issue the Warrants and the Broker Warrant and to reserve for issuance and conditionally issue the Warrant Shares, the Broker Shares and the Penalty Shares, and a certified copy of all such resolutions shall have been delivered by the Corporation to the Agent;

(ii)	the Corporation shall have delivered or caused to be delivered to the Agent:
A.	a favourable legal opinion of Hughes & Luce, L.L.P., U.S. counsel to the Corporation, addressed to, among others, the Agent and the Purchasers with respect to, among other things, the issuance of the Unit Shares and the Warrants and the exercise of the Warrants and such other matters as the Agent may reasonably require,

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B.	a certificate dated the Closing Date signed by an appropriate officer of the Corporation and addressed to, among others, the Agent and the Purchasers with respect to the articles and by-laws of the Corporation, the resolutions of the directors and shareholders, if any, of the Corporation and any other corporate action taken relating to this Agreement and the Ancillary Documents and with respect to such other matters as the Agent may reasonably request and including specimen signatures of the signing officers of the Corporation,

C.	a certificate dated the Closing Date addressed to, among others, the Agent and the Purchasers signed by the chief executive officer and the chief financial officer of the Corporation or any two other senior officers of the Corporation acceptable to the Agent substantially in the form of the certificate attached hereto as Schedule A,

D.	a Subscription Agreement from each Purchaser accepted and executed by the Corporation,

E.	definitive certificates representing the Offered Securities registered in the names of the Purchasers or in such other name or names as the Purchasers may direct,

F.	a definitive certificate representing the Broker Warrant registered in the name of the Agent or in such other name or names as the Agent may direct, and

G.	such further documents as may be contemplated by this Agreement or as the Agent may reasonably require, all in form and substance reasonably satisfactory to the Agent;
(iii)	the Agent shall have delivered or cause to be delivered to the Corporation
A.	payment of the aggregate Purchase Price for the Units purchased by the Purchasers of Units net of (i) the commission payable by the Corporation to the Agent as provided in section 7 of this Agreement and (ii) the expenses payable by the Corporation to the Agent as provided in section 13 of this Agreement by cheque or bank draft payable to the Corporation against delivery from the Corporation to the Agent of a receipt for the aggregate net Purchase Price for such Units, and

B.	such further documents as may be contemplated by this Agreement or as the Corporation may reasonably require, all in form and substance satisfactory to the Corporation.

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6.	Closing
(a)	Closing: The Closing shall be completed at the offices of counsel for the Agent at the Closing Time on the Closing Date.

(b)	Conditions of Closing: The following are conditions precedent to the obligation of the Agent to complete the Closing and of the Purchasers to purchase the Offered Securities, which conditions the Corporation hereby covenants and agrees to use its best efforts to fulfill within the time set out herein therefor, and which conditions may be waived in writing in whole or in part by the Agent:
(i)	the Corporation shall have received all necessary approvals and consents, including all necessary regulatory approvals and consents required for the completion of the transaction contemplated by this Agreement, all in a form reasonably satisfactory to the Agent;

(ii)	receipt by the Agent of the documents set forth in section 5 of this Agreement to be delivered to the Agent;

(iii)	the representations and warranties of the Corporation contained herein being true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;

(iv)	the Corporation having complied with all covenants, and satisfied all terms and conditions, contained herein to be complied with and satisfied by the Corporation at or prior to the Closing Time; and

(v)	the Agent not having previously terminated its obligations pursuant to this Agreement.
7.	Fees
(a)	Commission: In consideration of the agreement of the Agent to act as agent of the Corporation in respect of the Offering, and in consideration of the services performed and to be performed by the Agent in connection therewith, including, without limitation:
(i)	acting as agent of the Corporation to solicit, on a best efforts basis, offers to purchase the Offered Securities;

(ii)	participating in the preparation of the form of the Subscription Agreements and certain of the Ancillary Documents; and

(iii)	advising the Corporation with respect to the private placement of the Offered Securities;
the Corporation shall pay to the Agent or as the Agent may otherwise direct at the Closing Time against receipt of payment of the purchase price for the Offered Securities, a fee of 7% of the aggregate Purchase Price for the Offered Securities.

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(b)	Taxes: The Corporation and the Agent acknowledge and agree that if a separate fee would have been charged to the Corporation for the services described in clause 7(a)(i) above, such separate fee would represent more than 50% of the fee payable to the Agent, and the Corporation hereby further acknowledges and agrees that the Agent will rely on the foregoing statement in not charging federal goods and services tax on such fee and that the Corporation will forthwith pay to the Agent any such tax and any applicable interest and penalties to the extent determined to be exigible.

(c)	Broker Warrant: In addition to the commission payable to the Agent pursuant to subsection 7(a) hereof, as additional consideration for the services performed and to be performed by the Agent hereunder, the Corporation shall issue to the Agent or as the Agent may otherwise direct at the Closing Time the Broker Warrant, in form and substance reasonably satisfactory to the Agent.
8.	Representations and Warranties

The Corporation hereby represents and warrants to the Agent and the Purchasers, and acknowledges that the Agent and the Purchasers are relying upon each of such representations and warranties in completing the Closing, as follows:
(a)	Incorporation and Organization: The Corporation and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to carry on its business as now conducted or proposed to be conducted and to own or lease and operate its property and assets.

(b)	Authority and Authorization: The Corporation has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Documents and to do all acts and things and execute and deliver all documents as are required to carry out its obligations hereunder and thereunder, and the Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and to observe and perform the provisions hereof and thereof in accordance with the provisions hereof and thereof including, without limitation, the issuance of the Offered Securities to the Purchasers for the consideration and upon the terms and conditions set forth herein and the issuance of the Warrant Shares for the consideration and upon the terms and conditions set forth in the Warrant Certificates.

(c)	Validity and Enforceability: This Agreement and each of the Subscription Agreements has been duly authorized, executed and delivered by the Corporation and, assuming the due authorization, execution and delivery of each other party thereto, constitutes a valid and legally binding obligation of the Corporation, and upon being executed and delivered the Warrant Certificates will constitute valid and legally binding obligations of the Corporation, each enforceable against the Corporation in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(d)	Extra-provincial Registration: The Corporation and each Subsidiary is licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of its property or assets owned or leased or the nature of the activities conducted by it make licensing, registration or qualification necessary and is carrying on its business in compliance with all applicable laws, rules and regulations of each such jurisdiction.

(e)	Authorized Capital: The Corporation is authorized to issue, among other things, 50,000,000 Common Shares and 1,000,000 Class B Shares, of which, as of August 1, 2006, 22,548,600 Common Shares and no Class B Shares were issued and outstanding as fully paid and non-assessable shares.

(f)	Rights to Acquire Securities: Except as disclosed in the SEC Filings, no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares or other securities of the Corporation. As at December 31, 2005, an aggregate of 1,315,000 Common Shares were issuable pursuant to outstanding warrants to acquire Common Shares.

(g)	No Pre-emptive Rights: The issuance of the Offered Securities will not be subject to any pre-emptive right or other contractual right to purchase securities granted by the Corporation or to which the Corporation is subject.

(h)	Offered Securities: Assuming that the acknowledgements, representations and covenants of each Purchaser as described in the Subscription Agreement are true, the execution of this Agreement and the Subscription Agreement and the issuance by the Corporation to the Purchasers of the Offered Securities will be exempt from the registration and prospectus requirements of the Securities Laws of the Offering Jurisdictions.

(i)	Subsidiaries: The Subsidiaries are the only subsidiaries of the Corporation.

(j)	Capital of Subsidiaries: All of the outstanding shares of the Subsidiaries are issued and outstanding as fully paid and non-assessable shares and are legally and beneficially owned by the Corporation, and, except as disclosed in the SEC Filings, no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares or other securities of any of the Subsidiaries or for the purchase or acquisition of any of the outstanding shares or other securities of any of the Subsidiaries.

(k)	Issuance of Offered Securities: All necessary corporate action has been taken to authorize the issuance and sale of, and the delivery of certificates representing, the Offered Securities and, upon payment of the requisite consideration therefor, the Unit Shares will be validly issued as fully paid and non-assessable shares and the Warrants will be validly issued and, upon the issuance thereof, the Warrant Shares will be validly issued as fully paid and non-assessable shares.

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(l)	Issuance of Penalty Shares: All necessary corporation action has been taken to authorize the issuance and sale of, and the delivery of certificates representing, the Penalty Shares and, upon the issuance thereof, if applicable, the Penalty Shares will be validly issued as fully paid and non-assessable shares

(m)	Consents, Approvals and Conflicts: None of the offering and sale of the Offered Securities, the execution and delivery of this Agreement or the Ancillary Documents, the compliance by the Corporation with the provisions of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated herein and therein including, without limitation, the issuance of the Offered Securities to the Purchasers for the consideration and upon the terms and conditions as set forth herein and the issuance of the Warrant Shares for the consideration and upon the terms and conditions set forth in the Warrant Certificates, do or will (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained; (B) such as may be required under the Securities Laws of the Offering Jurisdictions and will be obtained by the Closing Date; or (C) such as the failure to obtain would not reasonably be expected to result in a Material Adverse Effect, or (ii) conflict with or result in any breach or violation of any of the material provisions of, or constitute a material default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Corporation or any Subsidiary is a party or by which any of them or any of their respective properties or assets is bound, or the articles or by-laws or any other constating document of the Corporation or any Subsidiary or any resolution passed by the directors (or any committee thereof) or shareholders of the Corporation or any Subsidiary, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any Subsidiary or any of their respective properties or assets which would be reasonably expected to result in a Material Adverse Effect.

(n)	Broker Warrant:
(i)	The Corporation has all requisite corporate power and authority to issue the Broker Warrant and to enter into, execute and deliver and to carry out its obligations under the Broker Warrant Certificate.

(ii)	All necessary corporate action has been taken to authorize the issuance of the Broker Warrant and, upon the issuance thereof, the Broker Warrant will be validly issued. All necessary corporate action has been taken to authorize the creation, execution, delivery and performance of the Broker Warrant Certificate and to observe and perform the provisions of the Broker Warrant Certificate in accordance with the provisions thereof including, without limitation, the issuance of the Broker Shares for the consideration and upon the terms and conditions set forth in the Broker Warrant Certificate.

(iii)	Upon being executed and delivered the Broker Warrant Certificate will constitute a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as such enforceability may be

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limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iv)	None of the issuance of the Broker Warrant, the execution and delivery of the Broker Warrant Certificate, the compliance by the Corporation with the provisions of the Broker Warrant Certificate or the consummation of the transactions contemplated therein including, without limitation, the issuance of the Broker Shares for the consideration and upon the terms and conditions set forth in the Broker Warrant Certificate, do or will (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained; (B) such as may be required under the Securities Laws of the Offering Jurisdictions and will be obtained by the Closing Date; or (C) such as the failure to obtain would not reasonably be expected to result in a Material Adverse Effect, or (ii) conflict with or result in any breach or violation of any of the material provisions of, or constitute a material default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Corporation is a party or by which it or any of its properties or assets is bound, or the articles or by-laws of the Corporation or any resolution passed by the directors (or any committee thereof) or shareholders of the Corporation, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, any arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any of its properties or assets which could reasonably be expected to have a Material Adverse Effect.

(v)	None of the issuance of the Broker Warrant or the Broker Shares will be subject to any pre-emptive right or other contractual right to purchase securities granted by the Corporation or to which the Corporation is subject.
(o)	Accounting Controls: The Corporation maintains a system of internal accounting controls and procedures in compliance with United States Securities Laws, as described in the SEC Filings.

(p)	Financial Statements: The audited financial statements of the Corporation for the year ended December 31, 2005, together with the auditors’ report thereon and the notes thereto, and the unaudited interim financial statements of the Corporation for the period ended March 31, 2006 and the notes thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with prior periods (except as disclosed in such financial statements or the notes thereto), are substantially correct in every material respect and present fairly the financial condition and position of the Corporation as at the dates thereof, and such financial statements contain no direct or implied statement of a material fact which is untrue on the date of such financial statements and do not omit to state any material fact which is required by United States generally accepted accounting principles or by applicable law to be stated

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or reflected therein or which is necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

(q)	Changes in Financial Position: Since March 31, 2006, except as disclosed in the SEC Filings, neither the Corporation nor any Subsidiary has (i) paid or declared any dividend or incurred any material capital expenditure or made any commitment therefor; (ii) incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate are not, material; or (iii) entered into any material transaction.

(r)	Insolvency: Except as disclosed in the SEC Filings, neither the Corporation nor any of the Subsidiaries has committed an act of bankruptcy or sought protection from its creditors before any court or pursuant to any legislation, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of its assets, had any Person holding any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any portion of its property or had any petition for a receiving order in bankruptcy filed against it.

(s)	No Contemplated Changes: Except as disclosed in the SEC Filings, neither the Corporation nor any Subsidiary has approved, is contemplating, has entered into any agreement in respect of, or has any knowledge of:
(i)	the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any property or assets or any interest therein currently owned, directly or indirectly, by the Corporation or any Subsidiary whether by asset sale, transfer of shares or otherwise, except sales of inventory or obsolete equipment in the ordinary course of business and consistent with past practice;

(ii)	the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation or any Subsidiary or otherwise) of the Corporation or any Subsidiary; or

(iii)	a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding capital stock of the Corporation or any Subsidiary.
(t)	Insurance: The assets, business and operations of the Corporation and of each Subsidiary are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in a comparable business in comparable circumstances, such coverage is in full force and effect and neither the Corporation nor any Subsidiary has failed to give any notice or present any material claim thereunder.

(u)	Taxes and Tax Returns: Except as disclosed in the SEC Filings, the Corporation and each Subsidiary has filed in a timely manner all necessary tax returns and notices and has

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paid all applicable taxes of whatsoever nature for all tax years prior to the date hereof to the extent that such taxes have become due or have been alleged to be due and none of the Corporation or any Subsidiary is aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to result in a Material Adverse Effect, and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by any of them or the payment of any material tax, governmental charge, penalty, interest or fine against any of them. There are no material actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation or any Subsidiary which could result in a material liability in respect of taxes, charges or levies of any governmental authority, penalties, interest, fines, assessments or reassessments or any matters under discussion with any governmental authority relating to taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority and the Corporation and each Subsidiary has withheld (where applicable) from each payment to each of the present and former officers, directors, employees and consultants thereof the amount of all taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper tax or other receiving authority within the time required under applicable tax legislation.

(v)	Compliance with Laws, Licenses and Permits: Except as disclosed in the SEC Filings, the Corporation and each Subsidiary has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on business and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on, or contemplated to be carried on, by it, is in compliance in all material respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licenses and with all laws, regulations, tariffs, rules, orders and directives material to its operations, and none of the Corporation or any Subsidiary has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such approval, consent, certificate, authorization, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, ruling or finding, would materially adversely affect the conduct of the business or operations of, or the assets, liabilities (contingent or otherwise), condition (financial or otherwise) or prospects of, the Corporation or any Subsidiary.

(w)	Agreements and Actions: Except as disclosed in the SEC Filings, neither the Corporation nor any Subsidiary is in violation of any term of their respective articles or by-laws or any other constating document. To the knowledge of the Corporation, neither the Corporation nor any Subsidiary is in violation of any term or provision of any agreement, indenture or other instrument applicable to it which could be reasonably expected to result in a Material Adverse Effect, neither the Corporation nor any Subsidiary is in default in the payment of any obligation owed which is now due and there is no action, suit, proceeding or investigation commenced, pending or, to the knowledge of the

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Corporation, threatened which could result in a Material Adverse Effect or in any material liability on the part of the Corporation or any Subsidiary or which places, or be reasonably expected to place, in question the validity or enforceability of this Agreement, the Ancillary Documents or any document or instrument delivered, or to be delivered, by the Corporation pursuant hereto or thereto.

(x)	Owner of Property: Except as disclosed in the SEC Filings, the Corporation and the Subsidiaries are the absolute legal and beneficial owner of, and have good and marketable title to, all of their material property or assets, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, and no other property rights are necessary for the conduct of the business of the Corporation or any Subsidiary as currently conducted or contemplated to be conducted. Neither the Corporation nor any Subsidiary knows of any claim or the basis for any claim that might or could adversely affect its right to use, transfer or otherwise exploit such property rights, and neither the Corporation nor any Subsidiary has any responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any Person with respect to its property rights.

(y)	Property Agreements: Each of the material agreements and other documents and instruments pursuant to which the Corporation or any Subsidiary holds any of its property or assets (including any interest in, or right to earn an interest in, any property) is a valid and subsisting agreement, document or instrument in full force and effect, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Corporation nor any Subsidiary is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated. All leases, licences and claims pursuant to which the Corporation or any Subsidiary derives its interests in such property and assets are in good standing and there has been no material default under any such lease, licence or claim. All taxes required to be paid with respect to such properties and assets to the date hereof have been paid. None of the material properties (or any interest in, or right to earn an interest in, any material property) of the Corporation or any Subsidiary is subject to any right of first refusal or purchase or acquisition right.

(z)	No Defaults: Except as disclosed in the SEC Filings, neither the Corporation nor any Subsidiary is in default of any material term, covenant or condition under or in respect of any material judgement, order, agreement or instrument to which it is a party or to which it or any of its property or assets are or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a material default in respect of any material commitment, agreement, document or other instrument to which the Corporation or any Subsidiary is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could be reasonably expected to have a Material Adverse Effect.

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(aa)	Compliance with Employment Laws: Except as disclosed in the SEC Filings, to the knowledge of the Corporation, the Corporation and each Subsidiary is in material compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance would not be reasonably expected to result in a Material Adverse Effect, and has not and is not engaged in any unfair labour practice. There is no labour strike, dispute, slowdown, stoppage, complaint or grievance pending or, to the knowledge of the Corporation, threatened against the Corporation or any Subsidiary, no union representation question exists respecting the employees of the Corporation or any Subsidiary and no collective bargaining agreement is in place or currently being negotiated by the Corporation or any Subsidiary. Neither the Corporation nor any Subsidiary has received any notice of any unresolved matter and there are no outstanding orders under any employment or human rights legislation in any jurisdiction in which the Corporation or any Subsidiary carries on business or has employees. Except as disclosed in the SEC Filings, no employee of the Corporation or any Subsidiary has any agreement as to the length of notice required to terminate his or her employment in excess of twelve months or equivalent compensation. All material benefit and pension plans of the Corporation or any Subsidiary are funded in accordance with applicable laws and no past service funding liability exist thereunder.

(bb)	Employee Plans: Each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pension, incentive or otherwise contributed to, or required to be contributed to, by the Corporation or any Subsidiary for the benefit of any current or former officer, director, employee or consultant of the Corporation has been maintained in material compliance with the terms thereof and with the requirements prescribed by any and all statutes, orders, rules, policies and regulations that are applicable to any such plan.

(cc)	Accruals: All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or provincial pension plan premiums, accrued wages, salaries and commissions and payments for any plan for any officer, director, employee or consultant of the Corporation or any Subsidiary have been accurately reflected in the books and records of the Corporation.

(dd)	Environmental Compliance:
(i)	To the knowledge of the Corporation, the Corporation, each Subsidiary and their respective property, assets and operations comply in all material respects with all applicable Environmental Laws (which term means and includes, without limitation, any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances, official directives and all authorizations relating to the environment, occupational health and safety, or any Environmental Activity (which term means and includes, without limitation, any past, present or future activity, event or circumstance in respect of a Contaminant (which term means and includes, without limitation, any pollutants, dangerous substances, liquid wastes,

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hazardous wastes, hazardous materials, hazardous substances or contaminants or any other matter including any of the foregoing, as defined or described as such pursuant to any Environmental Law), including, without limitation, the storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation thereof, or the release, escape, leaching, dispersal or migration thereof into the natural environment, including the movement through or in the air, soil, surface water or groundwater)).

(ii)	Neither the Corporation nor any Subsidiary has any knowledge of, and neither the Corporation nor any Subsidiary has received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may affect, the Corporation, any Subsidiary or any of their respective property, assets or operations, relating to, or alleging any violation of, any Environmental Laws. Neither the Corporation nor any Subsidiary is aware of any facts which could give rise to any such claim or judicial or administrative proceeding. Neither the Corporation nor any Subsidiary is aware that the Corporation, any Subsidiary or any of their respective property, assets or operations is the subject of any investigation, evaluation, audit or review by any Governmental Authority (which term means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing) to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any Contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Authority;

(iii)	Neither the Corporation nor any Subsidiary has given or filed any notice under any federal, state, provincial or local law with respect to any Environmental Activity. To the knowledge of the Corporation, neither the Corporation nor any Subsidiary has any liability (whether direct or indirect, contingent or otherwise) in connection with any Environmental Activity. The Corporation is not aware of any notice being given under any federal, state, provincial or local law or of any liability (whether direct or indirect, contingent or otherwise) with respect to any Environmental Activity relating to or affecting the Corporation or any Subsidiary or their respective property, assets, business or operations;

(iv)	Neither the Corporation nor any Subsidiary stores or has stored any hazardous or toxic waste or substance on its property. Neither the Corporation nor any Subsidiary has disposed of any hazardous or toxic waste, in each case in a manner contrary to any Environmental Laws. To the knowledge of the Corporation, there are no Contaminants on any of the premises at which the Corporation or any Subsidiary carries on business, in each case other than in compliance with Environmental Laws; and

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(v)	Neither the Corporation nor any Subsidiary is subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment or non-compliance with any Environmental Laws.
(ee)	No Litigation: Except as disclosed in the SEC Filings, there are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Corporation, threatened against the Corporation or any Subsidiary or which could reasonably be expected to result in a Material Adverse Effect or to which any of their respective property or assets is subject, at law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and neither the Corporation nor any Subsidiary is subject to any judgement, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority, which could be reasonably expected to result in a Material Adverse Effect or to affect the ability of the Corporation or any Subsidiary to perform its obligations under this Agreement or the Ancillary Documents.

(ff)	Intellectual Property: The Corporation or a Subsidiary owns or possesses adequate enforceable rights to use all material trademarks, copyrights and trade secrets used or proposed to be used in the conduct of its business and, to the knowledge of the Corporation, neither the Corporation nor any Subsidiary is infringing upon the rights of any other Person with respect to any such material trademarks, copyrights or trade secrets and no other Person has infringed any such material trademarks, copyrights or trade secrets.

(gg)	Non-Arm’s Length Transactions: Except as disclosed in the SEC Filings, neither the Corporation nor any Subsidiary owes any amount to, nor has the Corporation or any Subsidiary advanced any loans to, or borrowed any amount from, or otherwise become indebted to, any officer, director, employee or securityholder of any of them, or any Person not dealing at “arm’s length” (as such term is defined in the Income Tax Act (Canada)) with any of them except for usual employee reimbursements and compensation paid in the ordinary course of the business of the Corporation or Subsidiary. Except usual employee or consulting arrangements made in the ordinary course of business, neither the Corporation nor any Subsidiary is a party to any contract, agreement or understanding with any officer, director, employee or securityholder of any of them, or any other Person not dealing at arm’s length with any of them. To the knowledge of the Corporation, no officer, director or employee of the Corporation or any Subsidiary and no Person which is an affiliate or associate of any of the foregoing Persons, owns, directly or indirectly, any interest (except for shares representing less than 5% of the outstanding shares of any class or series of any publicly traded company) in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in, a business competitive with the business of the Corporation or any Subsidiary which could materially adversely affect the ability to properly perform the services to be performed by such Person for the Corporation or any Subsidiary. To the knowledge of the Corporation, no officer, director, employee or securityholder of the Corporation or any Subsidiary has any cause of action or other claim whatsoever against, or owes any amount to, the Corporation or any Subsidiary except for claims in the ordinary course of the business of the Corporation

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or any Subsidiary, such as for accrued vacation pay or other amounts or matters which could not reasonably be expected to result in a Material Adverse Effect.

(hh)	Material Contracts: The only material contracts to which the Corporation or any Subsidiary is a party or by which any of them are bound have been filed as exhibits to the SEC Filings. All such material contracts are valid and subsisting agreements in full force and effect unamended and, to the knowledge of the Corporation, there exists no material default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any event or condition, would become a material default thereunder by any party thereto.

(ii)	Website: The website of the Corporation, if any, does not contain material information with respect to the Corporation which is incomplete, incorrect or omits to state a fact so as to render such information misleading, or any news release which has not been disseminated on a news wire service, and all information contained on any of such websites in respect of the Offering complies with the Securities Laws of the Offering Jurisdictions including, without limitation, restrictions on promotional material disseminated before and during the Offering.

(jj)	No Withholding of Information: The Corporation has not withheld from the Agent any fact or information relating to the Corporation or any Subsidiary or to the Offering that would be material to the Agent or to a prospective purchaser of Offered Securities.

(kk)	Directed Selling Efforts and General Advertising: The Corporation has not engaged in any Directed Selling Efforts or any General Solicitation or General Advertising.
9.	Covenants of the Corporation
(a)	Consents and Approvals: Immediately following the acceptance by the Corporation hereof, the Corporation covenants and agrees with the Agent and the Purchasers that the Corporation will:
(i)	to the extent necessary, obtain any required consents or approvals from the Securities Commissions of the Offering Jurisdictions for the Offering on such terms as are mutually acceptable to the Agent and the Corporation, acting reasonably; and

(ii)	make all necessary filings to obtain all other necessary regulatory and other consents and approvals required in connection with the transactions contemplated by this Agreement.
(b)	General: The Corporation hereby covenants and agrees with the Agent and the Purchasers that the Corporation will:
(i)	fulfill all legal requirements to permit the issuance, offering and sale of the Offered Securities, the creation and issuance of the Broker Warrant and the issuance of the Warrant Shares, the Broker Shares and, if applicable, the Penalty Shares, as contemplated in this Agreement including, without limitation, compliance with the Securities Laws of the Offering Jurisdictions to enable the

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Offered Securities to be offered for sale and sold to the Purchasers and the Broker Warrant to be issued to the Agent without the necessity of filing a prospectus or an offering memorandum in the Offering Jurisdictions;

(ii)	the Corporation shall deliver to the Agent a copy of all press releases made and other documents filed with any regulatory authority forthwith upon such press release being made or other document being filed until 30 days after the Closing Date; and
forthwith after the Closing Date file such documents as may be required under the Securities Laws of the Offering Jurisdictions relating to the offering of the Offered Securities which, without limiting the generality of the foregoing, shall include a Form 45-106F1 as prescribed under National Instrument 45-106, Prospectus and Registration Exemptions of the Canadian Securities Administrators.
(c)	Future Financings: Upon successful completion of the Offering, the Corporation hereby grants the Agent the right to act as (i) lead or co-lead agent or underwriter for the Corporation in respect of any private or initial public offering of equity or equity based securities of the Corporation in Canada, and (ii) as a syndicate member for an international offering of equity or equity linked securities of the Corporation with respect to the portion of which is conducted in Canada. The Agent shall indicate its willingness to act as agent or underwriter in respect of such public, private or international offering within five Business Days after receipt by the Agent of a notice of the proposed offering by the Corporation, failing which the Corporation shall be entitled to proceed with such financing without the participation of the Agent.

(d)	Going Public Transaction: The Corporation will use its commercially reasonable efforts to complete the Going Public Transaction within 9 months after the Closing Date and will continue to attempt to complete the Going Public Transaction notwithstanding the issuance of the Penalty Shares, if any.

(e)	Use of Proceeds: The Corporation will use the proceeds of the Offered Securities sold under the Offering to finance the expansion of its business in Europe and China and for working capital and general corporate purposes.
10.	U.S. Provisions
(a)	Representations and Warranties of the Agent: The Agent hereby represents and warrants to the Corporation, and hereby represents and warrants to the Corporation on behalf of Loewen Ondaatje McCutcheon Limited (in this section 10 the “Placement Agent”) that, in connection with offers and sales of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person:
(i)	such Agent has offered and sold Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person only as provided in subsections 10(a) and 10(b) hereof and, other than any banking and selling group agreement, such Agent has not entered into any contractual arrangement with respect to the offer and sale of the Offered Securities in the United States or to, or for the account or

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benefit of, a U.S. Person, except with an affiliate of the Agent or with the prior written consent of the Corporation; and

(ii)	such Agent has reasonable grounds to believe and does believe that each U.S. Person in the United States to whom, or for the account or benefit of whom, an offer to purchase Offered Securities was made is a U.S. Accredited Investor.
(b)	Covenants and Acknowledgements of the Agent: The Agent hereby:
(i)	covenants with the Corporation that:
A.	such Agent will offer and sell Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person only as provided in subsections 10(a) and 10(b) hereof and, other than any banking and selling group agreement, such Agent will not enter into any contractual arrangement with respect to the offer and sale of the Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, except with an affiliate of the Agent or with the prior written consent of the Corporation,

B.	all offers and sales of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person will be effected by the Placement Agent, Loewen Ondaatje McCutcheon Limited hereby covenants that all such offers and sales will be made by the Placement Agent in accordance with all applicable U.S. broker-dealer requirements under the Exchange Act, and the Securities Laws of the applicable states of the United States,

C.	no written material will be used by such Agent in connection with the offer or sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, other than a subscription agreement in a form agreed to between the Corporation and the Agent,

D.	no form of General Solicitation or General Advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by General Solicitation or General Advertising will be used by such Agent, and Loewen Ondaatje McCutcheon Limited hereby covenants that the Placement Agent will not act in any manner involving a public offering (within the meaning of subsection 4(2) of the 1933 Act), in either case, in connection with the offer or sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person,

E.	prior to any sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, such Agent shall cause each purchaser thereof (a “U.S. Purchaser”) to execute and deliver to the Corporation a subscription agreement in a form agreed to between the Corporation and the Agent, and

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F.	at the Closing, Loewen Ondaatje McCutcheon Limited will provide a certificate, substantially in the form of the certificate attached hereto as Schedule B, relating to the manner of the offer and sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, and
(ii)	acknowledges that the Offered Securities have not been, and will not be, registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. Person, except pursuant to an exemption from the registration requirements of the 1933 Act and the Securities Laws of the applicable states of the United States.
(c)	Representations and Warranties of the Corporation: The Corporation hereby represents and warrants to the Agent that:
(i)	neither the Corporation nor any of its affiliates nor any Person acting on behalf of any of them has engaged in any form of General Solicitation or General Advertising with respect to the Offered Securities;

(ii)	except with respect to Offered Securities offered and sold in the United States or to, or for the account or benefit of, a U.S. Person in reliance upon an exemption from registration under Rule 506 of Regulation D, neither the Corporation nor any of its affiliates, nor any Person acting on behalf of any of them, has made any offer to sell, or has solicited any offer to buy, any Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person;

(iii)	during the period in which the Offered Securities are offered for sale, neither the Corporation nor any of its affiliates, nor any Person acting on behalf of any of them, has taken any action that would cause the exemptions afforded by Regulation D to be unavailable for offers and sales of Offered Securities;

(iv)	neither the Corporation nor any of its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such Person for failure to comply with Rule 503 of Regulation D concerning the filing of a notice of sales on Form D;

(v)	the Corporation is not an “investment company” within the meaning of the Investment Company Act of 1940 (United States); and

(vi)	except with respect to the offer and sale of the Offered Securities, the Corporation has not, during the six month period prior to the date hereof, sold, offered for sale or solicited any offer to buy any of its securities in the United States or to, or for the account or benefit of, a U.S. Person.
(d)	Covenants of the Corporation: The Corporation hereby covenants with the Agent that:

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(i)	neither the Corporation nor any of its affiliates, nor any Person acting on behalf of any of them, will engage in any form of General Solicitation or General Advertising with respect to the Offered Securities;

(ii)	except with respect to Offered Securities offered and sold in the United States or to, or for the account or benefit of, a U.S. Person in reliance upon an exemption from registration under Rule 506 of Regulation D, neither the Corporation nor any of its affiliates, nor any Person acting on behalf of any of them, will make any offer to sell, or solicit any offer to buy, any Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person;

(iii)	during the period in which the Offered Securities are offered for sale, neither the Corporation nor any of its affiliates, nor any Person acting on behalf of any of them, will take any action that would cause the exemptions afforded by Regulation D to be unavailable for offers and sales of Offered Securities; and

(iv)	within 15 days after the first sale of Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person pursuant to Rule 506 of Regulation D, the Corporation will prepare and file with the SEC a notice on Form D and all other notices required to be filed with any regulatory authority in the United States with respect to Offered Securities offered in the United States or to, or for the account or benefit of, a U.S. Person.
11.	Termination
(a)	Right of Termination: The Agent shall be entitled, at the sole option thereof, to terminate and cancel, without any liability on the part of the Agent, all of the obligations thereof under this Agreement and the obligations of any Person who has executed a Subscription Agreement, by notice in writing to that effect delivered to the Corporation prior to or at the Closing Time if:
(i)	the Agent is not satisfied in the sole discretion thereof with the results of the due diligence review and investigation of the Corporation conducted by the Agent;

(ii)	there is in the sole opinion of the Agent a material change or change in a material fact or new material fact or an undisclosed material fact or material change which might be expected to have an adverse effect on the condition (financial or otherwise), capital, property, assets, operations, business, affairs, profitability or prospects of the Corporation or on the market price or value of the Common Shares or any other securities of the Corporation or on the marketability of the Offered Securities;

(iii)	there should develop, occur or come into effect any occurrence of national or international consequence, or any action, law or regulation, inquiry or other event, action or occurrence of any nature whatsoever which, in the sole opinion of the Agent, seriously affects, or could seriously affect, the financial markets, the condition (financial or otherwise), capital, property, assets, operations, business, affairs, profitability or prospects of the Corporation or the market price

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or value of the Common Shares or any other securities of the Corporation or the marketability of the Offered Securities;

(iv)	the state of the financial markets is such that in the sole opinion of the Agent it would be unprofitable to offer or continue to offer for sale the Offered Securities;

(v)	any order or ruling is issued, or any inquiry, action, suit, proceeding or investigation (whether formal or informal) is instituted or announced or threatened in relation to the Corporation or any of the directors, officers or principal shareholders of the Corporation (other than one based solely upon the activities or alleged activities of the Agent) or any law or regulation is promulgated or changed which prevents or restricts the distribution of the Offered Securities, the Common Shares or any other securities of the Corporation (other than one based solely upon the activities or alleged activities of the Agent) or any law or regulation is promulgated or changed which prevents or restricts the distribution of the Offered Securities, the Common Shares or any other securities of the Corporation (other than one based solely upon the activities or alleged activities of the Agent) or any law or regulation is promulgated or changed which prevents or restricts the distribution of the Offered Securities, the Common Shares or any other securities of the Corporation; or

(vi)	the Corporation is in breach of any term, condition, covenant or agreement contained in this Agreement or in any Subscription Agreement or any representation or warranty given by the Corporation in this Agreement or in any Subscription Agreement is or becomes untrue, false or misleading.
(b)	Rights on Termination: Any termination by the Agent pursuant to subsection 11(a) hereof shall be effected by notice in writing delivered by the Agent to the Corporation at the address thereof as set out in section 15 hereof. The right of the Agent so to terminate its obligations under this Agreement is in addition to such other remedies as the Agent may have in respect of any default, act or failure to act of the Corporation in respect of any of the matters contemplated by this Agreement. In the event of a termination by the Agent pursuant to subsection 11(a) hereof there shall be no further liability on the part of the Agent to the Corporation or of the Corporation to the Agent except any liability which may have arisen or may thereafter arise under either section 12 or 13 hereof.
12.	Indemnity and Contribution
(a)	Indemnity: The Corporation hereby covenants and agrees to protect, indemnify and save harmless the Agent and each investment dealer which is a member of any agency group formed by the Agent in connection with the Offering, each of the associates and affiliates of and the directors, officers, employees, shareholders, partners, advisors and agents of the Agent and each investment dealer which is a member of any agency group formed by the Agent in connection with the Offering and of each of the associates and affiliates of (in this section 12 each an “Indemnified Person” and collectively the “Indemnified Persons”) from and against all losses (other than a loss of profits), claims, damages, payments, liabilities, costs, fines, penalties and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of counsel

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on a solicitor and his own client basis incurred obtaining advice in respect of, or in defending or settling, any such claim, action, suit or proceeding), joint or several, of whatsoever nature or kind to which an Indemnified Person may become subject or otherwise involved in any capacity under statute or common law or otherwise caused or incurred by reason of or in any way arising, directly or indirectly, from, by virtue of, or related to, enforcing the provisions of this Agreement or any Subscription Agreement, or:
(i)	the Agent having acted as the agent of the Corporation in respect of the Offering (other than by reason of the negligence, willful misconduct or bad faith of the Agent);

(ii)	any order made or inquiry, investigation or proceeding commenced or threatened by any securities commission or authority or any other competent authority, not based upon the activities or the alleged activities of the Agent in connection with the Offering;

(iii)	the non-compliance or alleged non-compliance by the Corporation with any of the Securities Laws of the Offering Jurisdictions or any other applicable law in connection with the transactions contemplated herein;

(iv)	any negligence or willful misconduct by the Corporation relating to or connected with the sale by the Corporation of the Offered Securities;

(v)	any misrepresentation or alleged misrepresentation (except any made by the Agent and for which the Agent did not rely on any information provided by the Corporation or anyone acting on its behalf) relating to the Offering or the Offered Securities, whether oral or written and made during and in connection with the Offering, where such misrepresentation or alleged misrepresentation may give or gives rise to any other liability under any statute in any jurisdiction which is in force on the date of this Agreement or which comes into force after that date;

(vi)	any failure or alleged failure to make timely disclosure of material change by the Corporation, whether such failure or alleged failure occurs during the Offering or after the completion of the Offering, where such failure relates to the Offering or the Offered Securities and may give or gives rise to any liability under any statute in any jurisdiction which is in force on the date of this Agreement or which comes into force after that date; or

(vii)	the breach of, or default under, any term, condition, covenant or agreement of the Corporation made or contained herein or in any other document of the Corporation delivered pursuant hereto or made by the Corporation in connection with the sale of the Offered Securities or any representation or warranty of the Corporation made or contained herein or in any other document of the Corporation delivered pursuant hereto or in connection with the sale of the Offered Securities being or being alleged to be untrue, false or misleading.
If any matter or thing contemplated by this section 12 shall be asserted against any Indemnified Person in respect of which indemnification is or might reasonably be

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considered to be provided hereunder, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim and the Corporation shall be entitled, but not required, to assume the defence of any action, suit or proceeding brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to the Indemnified Person and that no settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other of them and the Corporation shall not be liable for any settlement of any such claim unless it has consented in writing to such settlement.
(b)	Counsel: In any claim referred to in section 12 hereof, the Indemnified Person shall have the right to retain separate legal counsel to act on behalf of such Indemnified Person provided that the fees and disbursements of such separate legal counsel shall be paid by the Indemnified Person unless:
(i)	the Corporation fails to assume the defence of such claim on behalf of the Indemnified Person within ten days of receiving notice of such claim;

(ii)	the Corporation and the Indemnified Person shall have mutually agreed to the retention of such separate legal counsel; or

(iii)	the named parties to such claim (including any added, third or impleaded parties) include both the Corporation and the Indemnified Person and the Indemnified Person has been advised by legal counsel that representation of both the Corporation and the Indemnified Person by the same legal counsel would be inappropriate due to actual or potential differing interests between them;
in which event or events the fees and disbursements of such separate legal counsel shall be paid by the Corporation, subject as hereinafter provided. Where more than one Indemnified Person is entitled to retain separate counsel in the circumstances described in this subsection 12(b), all Indemnified Persons shall be represented by one separate legal counsel and the fees and disbursements of only one separate legal counsel for all Indemnified Persons shall be paid by the Corporation, unless:
(i)	the Corporation and the Indemnified Persons have mutually agreed to the retention of more than one legal counsel for the Indemnified Persons; or

(ii)	the Indemnified Persons have or any of them has been advised in writing by legal counsel that representation of all of the Indemnified Persons by the same legal counsel would be inappropriate due to actual or potential differing interests between them.
(c)	Waiver of Right: The Corporation hereby waives its right to recover contribution from the Agent and the other Indemnified Persons with respect to any liability of the Corporation by reason of or arising out of the indemnity provided by the Corporation in this section 12; provided, however, that such waiver shall not apply in respect of the Agent for any liability directly caused or incurred by reason or arising out of any information or statements relating solely to, and provided by, the Agent or any failure by the Agent in connection with the Offering to provide to Purchasers any document which

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the Corporation is required to provide to the Purchasers and which the Corporation has provided or made available to the Agent to forward to the Purchasers.

(d)	Contribution:
(i)	In order to provide for just and equitable contribution in circumstances in which the indemnity contained in this section 12 is, for any reason of policy or otherwise, held to be unavailable to or unenforceable by, in whole or in part, an Indemnified Person other than in accordance with the provisions of this section 12, the Corporation shall contribute to the aggregate losses (other than a loss of profit), claims, damages, payments, liabilities, costs, fines, penalties and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of counsel on a solicitor and his own client basis incurred obtaining advice in respect of, or in defending or settling, any such claim, action, suit or proceeding) of the nature contemplated by such indemnity incurred or paid by the Indemnified Person in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation on the one hand and the Indemnified Person on the other hand in connection with the Offering but also the relative fault of the Corporation on the one hand and the Indemnified Person on the other hand in connection with the matters, things and actions which resulted in such losses, claims, damages, payments, liabilities, costs, fines, penalties or expenses as well as any other relevant equitable considerations or, if such allocation is not permitted by applicable law, in such proportion so that the Indemnified Person shall be responsible for the proportion represented by the percentage that the Agent’s fee per Offered Security bears to the Purchase Price and the Corporation shall be responsible for the balance, whether or not they are a party to the same or separate claims; provided, however, that no Person who has engaged in any dishonesty, fraud, fraudulent misrepresentation, negligence or wilful default shall be entitled to contribution from any Person who has not engaged in any dishonesty, fraud, fraudulent misrepresentation, negligence or wilful default and further provided that in no event shall the Agent be responsible for any amount in excess of the cash fee actually received from the Corporation under this Agreement and retained by the Agent. For purposes of this subsection 12(d), relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact relates to information supplied by the Corporation on the one hand or the Agent on the other hand and the relevant intent, knowledge, access to information and opportunity to correct or prevent any such untrue statement or omission of the Corporation and the Indemnified Person.

(ii)	In the event that the Corporation is held to be entitled to contribution from the Agent under the provisions of any statute or law, the Corporation shall be limited to such contribution in an amount not exceeding the lesser of:
A.	the portion of the amount of the loss or liability giving rise to such contribution for which the Agent is responsible as determined in accordance with subsection 12(d) above; and

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B.	the amount of the cash fee actually received from the Corporation under this Agreement and retained by the Agent.
(iii)	For purposes of this subsection 12(d), each party hereto shall give prompt notice to the other party hereto of any claim, action, suit or proceeding threatened or commenced in respect of which a claim for contribution may be made under this subsection 12(d).
(e)	Held in Trust: To the extent that the indemnity contained in subsection 12(a) hereof is given in favour of a Person who is not a party to this Agreement, the Corporation hereby constitutes the Agent as trustee for such Person for such indemnity and the covenants given by Corporation to such Person in this Agreement. The Agent hereby accepts such trust and agrees to hold such indemnity and covenants for the benefit of such Persons. The benefit of such indemnity and covenants shall be held by the Agent in trust for the Persons in favour of whom such indemnities and covenants are given and may be enforced directly by such Persons.
13.	Expenses

Whether or not the purchase and sale of the Offered Securities shall be completed as contemplated by this Agreement, all expenses of or incidental to the issuance, sale and delivery of the Offered Securities and of or incidental to all matters in connection with the transaction herein set out shall be borne by the Corporation including, without limitation, the reasonable fees and disbursements (including applicable taxes) of legal counsel for the Agent and the reasonable out-of-pocket expenses (including applicable taxes) of the Agent. The obligation of the Corporation to pay the Agent’s legal expenses shall be subject to a maximum of $40,000 (or such greater amount as may be agreed by the Corporation) which includes the fees of the Agent’s legal counsel but excludes GST and disbursements of such legal counsel.

14.	Conditions

All of the terms and conditions contained in this Agreement to be satisfied by the Corporation prior to the Closing Time shall be construed as conditions and any breach or failure by the Corporation to comply with any of such terms and conditions shall entitle the Agent to terminate the obligations thereof to complete the Closing by written notice to that effect given by the Agent to the Corporation prior to the Closing Time. It is understood and agreed that the Agent may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to the rights thereof in respect of any other such term and condition or any other or subsequent breach or non-compliance; provided that to be binding on the Agent any such waiver or extension must be in writing and signed by the Agent. If the Agent shall elect to terminate the obligations thereof to complete the Closing as aforesaid, whether the reason for such termination is within or beyond the control of the Corporation, the liability of the Corporation hereunder shall be limited to the indemnity referred to in section 12 hereof, the right to contribution referred to in section 12 hereof and the payment of expenses referred to in section 13 hereof.

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15.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by telecopier on a Business Day to the following addresses:
(a)	in the case of the Corporation:
Digifonica International Corp.
Suite 1424 — 4710 Kingsway,
Burnaby, British Columbia, Canada
V5H 2M2
Attention:          Emil Malak, Chairman
Telecopier:          (604) 408-1298
with a copy to:
Hughes & Luce, LLP
Attorneys & Counselors
1717 Main Street, Suite 2800
Dallas, Texas, USA 75201
Attention:          I. Bobby Majumder, Esq., Partner
Telecopier:          (214) 939-5849
(b)	in the case of the Agent:
Loewen Ondaatje McCutcheon Limited
55 Avenue Road, Suite 2250
East Tower
Toronto, Ontario, Canada
M5R 3L2
Attention:          Peter Legault
Telecopier:          (416) 964-4493
with a copy to:
Fraser Milner Casgrain LLP
Barristers & Solicitors
Suite 3900
100 King Street West
1 First Canadian Place
Toronto, Ontario, Canada
M5X 1B2
Attention:          Frank Davis
Telecopier:          (416) 863-4592
Either the Corporation or the Agent may change its address for notice by notice given in the manner aforesaid. Any such notice or other communication shall be in writing, and unless

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delivered to a responsible officer of the addressee, shall be given by telecopier, and shall be deemed to have been given on the day on which it was delivered or sent by telecopier.
16. Miscellaneous
(a)	Governing Law: This Agreement shall be governed by and be interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of such province.

(b)	Time of Essence: Time shall be of the essence of this Agreement.

(c)	Survival: All representations, warranties, covenants and agreements of the Corporation herein contained or contained in any documents contemplated by, or delivered pursuant to, this Agreement or in connection with the purchase and sale of the Offered Securities shall survive the purchase and sale of the Offered Securities and the termination of this Agreement and shall continue in full force and effect for the benefit of the Agent and the Purchasers, regardless of any subsequent disposition of Offered Securities, the Warrant Shares, the Broker Shares or the Penalty Shares or any investigation by or on behalf of the Agent with respect thereto.

(d)	Counterparts: This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. No signature page to this Agreement evidencing a party’s execution hereof shall be deemed to be delivered by such party to any other party hereto until such delivering party has received signature pages from all parties signatory to this Agreement.

(e)	Entire Agreement; Amendment: This Agreement and the related documents contained as Schedules hereto or expressly contemplated hereby contain the entire understanding of the Corporation and the Agent in connection with the issuance and sale of the Offered Securities by the Corporation and supersede all prior written or oral and all contemporaneous oral agreements, understandings, negotiations and discussions relating to the subject matter hereof, including without limitation any engagement agreement or term sheet relating to the Offering between the Corporation and the Agent. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

(f)	Severability: If any provision of this Agreement is determined to be invalid, illegal, void or unenforceable in whole or in part, such invalid, illegal, void or unenforceable provision shall be severed from this Agreement, but shall not affect or impair the validity of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party.

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(g)	Language: The parties hereto acknowledge and confirm that they have requested that this Agreement as well as all notices and other documents contemplated hereby be drawn up in the English language. Les parties aux présentes reconnaissent et confirment qu’elles ont convenu que la présente convention ainsi que tous les avis et documents qui s’y rattachent soient rédigés dans la langue anglaise.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Would you kindly confirm the agreement of the Corporation to the foregoing by executing two duplicate copies of this Agreement and thereafter returning two such executed copies to Loewen Ondaatje McCutcheon Limited.
Yours truly,

LOEWEN ONDAATJE MCCUTCHEON
LIMITED
By:	By:

     The undersigned hereby accepts and agrees to the foregoing as of the ___ day of __________, 2006.

DIGIFONICA INTERNATIONAL CORP.
By:

Schedule A
Officers’ Certificate

TO:	LOEWEN ONDAATJE McCUTCHEON LIMITED
AND TO:	FRASER MILNER CASGRAIN LLP
AND TO:	THE PURCHASERS OF UNITS OF DIGIFONICA INTERNATIONAL CORP.
CERTIFICATE
The undersigned, Emil Malak, Chairman of Digifonica International Corp. (the “Corporation”), and Michael Bowerman, President of the Corporation, hereby certify, for and on behalf of the Corporation in their capacity as officers of the Corporation and not in their personal capacity, after having made due inquiry, that the following facts, matters and information are true and accurate and not misleading in any material respect:
1.	The facts, matters and information certified to herein are based on one or more of knowledge and information available or provided to us and our honest belief and all statements made in this certificate represent our reasonably held honest belief as to the facts, matters, information and belief possessed by us. We have used our best efforts to become informed of and about the facts, matters and information certified to herein and have sought the advice of counsel for the Corporation on those matters certified to herein which involve matters of laws and have relied upon such advice to the extent that those matters involve matters of law.
2.	The Corporation has complied with all covenants and agreements contained in, and has satisfied all of the terms and conditions of, the Agency Agreement to be complied with and satisfied by the Corporation at or prior to the Closing Time.
3.	The representations and warranties of the Corporation contained in the Agency Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated thereby.
4.	Since March 31, 2006, except as disclosed in the Corporation’s filings with the SEC, including without limitation any registration statements, proxy or information statements, annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K (collectively, the “SEC Filings”), there has been no material adverse change (whether actual, anticipated, proposed, prospective or threatened) in the financial condition, assets, liabilities (contingent or otherwise), business, affairs, operations or prospects of the Corporation or any of the Subsidiaries or in the capital of the Corporation.
5.	Except as disclosed in the SEC Filings, there are no contingent liabilities affecting the Corporation or any of the Subsidiaries which are material to the Corporation or any of the Subsidiaries.
6.	No order, ruling or determination having the effect of ceasing or suspending the sale of the Offered Securities has been issued or made by any securities commission or other regulatory authority and is continuing in effect and no proceedings, investigations or enquiries for such purpose have been instituted or are pending, or are contemplated or threatened under any of the Securities Laws of the Offering Jurisdictions, securities commission or other regulatory authority.
7.	Except as disclosed in the SEC Filings, there are no actions, suits, proceedings or enquiries pending or, to the best of their knowledge, threatened against or affecting the Corporation or any of the Subsidiaries or to which any property or assets of the Corporation or any of the Subsidiaries is subject, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may, in any way, materially and adversely affect the Corporation or any of the Subsidiaries.
8.	No failure or default on the part of the Corporation or any of the Subsidiaries exists under any law or regulation applicable to the Corporation or any of the Subsidiaries or under any licence, permit, contract, agreement or other instrument to which the Corporation or any of the Subsidiaries is a party or by which the Corporation or any of the Subsidiaries is bound, which may in any way materially and adversely affect the Corporation or any of the Subsidiaries and the execution, delivery and performance of the Agency Agreement and the performance by the Corporation of its obligations thereunder will not result in any such default.
9.	This certificate is being made and delivered pursuant to subparagraph 5(a)(ii)C of the Agency Agreement dated August 9, 2006 (the “Agency Agreement”) between the Corporation and the Agent and we acknowledge that the addressees hereof will be relying on this certificate.
Unless otherwise defined herein, all words and terms with the initial letter or letters thereof capitalized in this certificate and not defined herein but defined in the Agency Agreement shall have the meanings given to such capitalized words and terms in the Agency Agreement. The undersigned acknowledge that they are familiar with the definitions given to the capitalized words and terms in the Agency Agreement and such definitions are hereby incorporated by reference.
IN WITNESS WHEREOF the undersigned have executed this certificate as of the          day of                     , 2006.

Emil Malak, the Chairman of
Digifonica International Corp.

Michael Bowerman, the President of
Digifonica International Corp.

Schedule B
Agent’s Certificate
TO:          DIGIFONICA INTERNATIONAL CORP.
CERTIFICATE
In connection with the private placement of units (the “U.S. Offered Securities”) of Digifonica International Corp. (the “Corporation”) with U.S. “accredited investors” (the “U.S. Private Placees”) pursuant to Subscription Agreements accepted as of ____________, 2006, by the Corporation, Loewen Ondaatje McCutcheon Limited, the Agent referred to in the Agency Agreement dated as ____________, 2006 (the “Agency Agreement”) between Loewen Ondaatje McCutcheon Limited (the “Agent”) and the Corporation, and ___, as placement agent in the United States for the Agent (the “Placement Agent”), do hereby certify that:
1.	the Placement Agent is a registered broker or dealer with the National Association of Securities Dealers, Inc. (the “NASD”) and the United States Securities and Exchange Commission (the “SEC”) and is in good standing with the NASD and the SEC on the date hereof;

2.	based on the assumption that the representations and warranties of the U.S. Private Placees contained in the subscription agreements from the U.S. Private Placees are true and accurate, all offers and sales of U.S. Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person were made to “accredited investors” (as defined below);

3.	all offers and sales of U.S. Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person have been effected in accordance with all applicable U.S. broker-dealer requirements under the Securities Exchange Act of 1934 (United States), as amended, and applicable state securities laws;

4.	no written material was used in connection with the offer or sale of U.S. Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, other than a subscription agreement in the form agreed to by the Corporation and the Agent;

5.	we have reasonable grounds to believe and do believe that each offeree of U.S. Offered Securities was an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (United States), as amended (the “1933 Act”), and, on the date hereof, based on the assumption that the representations and warranties of the U.S. Private Placees contained in the subscription agreements obtained from the U.S. Private Placees are true and accurate, we continue to believe that each U.S. Private Placee is an accredited investor within the meaning of Regulation D under the 1933 Act (“Regulation D”);

6.	no form of “general solicitation” or “general advertising” (as those terms are used in Regulation D) was used by us, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, and the Placement Agent did not act in any manner involving a public offering

(within the meaning of subsection 4(2) of the 1933 Act), in either case, in connection with the offer or sale of U.S. Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person; and
7.	prior to any sale of U.S. Offered Securities in the United States or to, or for the account or benefit of, a U.S. Person, we caused each U.S. Private Placee to deliver a subscription agreement in a form acceptable to the Corporation.
Words and terms with the initial letter or letters thereof capitalized in this certificate and defined in the Agency Agreement shall have the meanings given to such capitalized words and terms in the Agency Agreement unless otherwise defined herein.
Dated this ___ day of __________, 2006.

LOEWEN ONDAATJE MCCUTCHEON
LIMITED
By:	By: